                            SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

[X]  Preliminary Information Statement

[ ]  Confidential, For Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))

[ ]  Definitive Information Statement



                            IMSCO Technologies, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified In Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)   Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

2)   Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

4)   Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

5)   Total fee paid:

     ---------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:

     ---------------------------------------------------------------------------

2)   Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

3)   Filing Party:

     ---------------------------------------------------------------------------

4)   Date Filed:

     ---------------------------------------------------------------------------

                            IMSCO TECHNOLOGIES, INC.
                             5092 S. Jones Boulevard
                             Las Vegas, Nevada 89119


--------------------------------------------------------------------------------

                                                                  July ___, 2001

Dear Shareholder,

         If you have been following our press releases, you know that there have been some changes at IMSCO, including our acquisitions of Global Sports & Entertainment, Inc. and TurfClub.com, Inc. In connection with these developments, we are holding a special meeting of the shareholders of IMSCO Technologies, Inc. at 10:00 a.m. on August ___, 2001 at 5092 S. Jones Boulevard, Las Vegas, Nevada 89119. All of our shareholders as of July ___, 2001 are invited to attend.

         Enclosed is a copy of the Notice of Special Meeting of Shareholders and an Information Statement which contains information about the company and the actions that we will be taking at the meeting. We are not soliciting proxies, but we encourage you to read the enclosed information and hope that you will attend the meeting.

         On behalf of the Board of Directors, thank you for your cooperation and continued support.


                                         By Order of the Board of Directors,


                                         Wayne Allyn Root, Chairman of the Board

                            IMSCO TECHNOLOGIES, INC.
                             5092 S. Jones Boulevard
                             Las Vegas, Nevada 89119

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                AUGUST ___, 2001
                                   10:00 A.M.
                              --------------------

         Notice is hereby given that a special meeting of the shareholders of IMSCO Technologies, Inc. will be held at 5092 S. Jones Boulevard, Las Vegas, Nevada 89119 at 10:00 a.m. on ___________, August ___, 2001 to consider and vote upon the following proposals:

         1. The approval and adoption of an amendment to our Certificate of Incorporation to:

                  (a) reverse split the outstanding shares of our common stock on a 1 for 4 basis;

                  (b) increase our authorized common stock and preferred stock to 50 million and 5 million shares, respectively;

                  (c)      change our name to Global Sports & Entertainment,
                           Inc.; and

         2. Such other business as may properly come before the meeting other than the matters listed above.

         The Board of Directors has fixed the close of business on July ___, 2001 as the record date for determining the shareholders who will be entitled to notice of, and to vote, at the meeting. Shareholders are cordially invited to attend the meeting in person, but we are not asking for a proxy and you are requested not to send us a proxy.


                                         By Order of the Board of Directors,


                                         Wayne Allyn Root, Chairman of the Board

         Dated:  July ___, 2001

                            IMSCO TECHNOLOGIES, INC.
                             5092 S. Jones Boulevard
                             Las Vegas, Nevada 89119

                              INFORMATION STATEMENT
                       ----------------------------------

                                                              Preliminary Copies

INTRODUCTION

         We are furnishing this information statement in connection with a special meeting of the shareholders of IMSCO Technologies, Inc. The meeting will be held at 10:00 am on August ____, 2001 5092 S. Jones Boulevard, Las Vegas, Nevada 89119.

         We are sending this information to our shareholders on or about July ___, 2001. Our board of directors has fixed the close of business on July ___, 2001 as the record date for the determination of IMSCO shareholders entitled to notice of and to vote at the meeting.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.

MATTERS TO BE CONSIDERED AT THE MEETING

         At the meeting, and at any adjournment or postponement of the meeting, we will ask our shareholders:

         1. To authorize an amendment to our Certificate of Incorporation to:

                  (a) reverse split the outstanding shares of our common stock on a 1 for 4 basis;

                  (b) increase our authorized common stock and preferred stock to 50 million and 5 million shares, respectively;

                  (c)      change our name to Global Sports & Entertainment,
                           Inc.; and

         2. To transact any other business that may properly come before the meeting.

VOTES REQUIRED AND QUORUM

         Approval of the matters brought before the meeting requires the affirmative vote of the holders of a majority of the shares entitled to vote on such matters. As of July ___, 2001, there were 15,000,000 shares of our common stock outstanding, 674,264 shares of our Series B Preferred Stock outstanding and 64,000 shares of our Series C Preferred Stock outstanding. Holders of our common stock are entitled to one vote per share. Holders of our Series B and Series C Preferred Stock are entitled to 125 votes per share. Accordingly, there are the equivalent of 107,283,000 votes outstanding, so the proposals will pass if holders of at least 53,641,501 such votes cast their vote in favor.

         A quorum of the shareholders is necessary to take action at the meeting. A quorum is present if shareholders holding shares which represent a majority of the outstanding votes are present at the meeting. Accordingly, as described above, shareholders entitled to a total of at least 53,641,501 votes will need to be present in order to hold a valid meeting.

BOARD RECOMMENDATIONS - INSIDERS' INTENT TO VOTE IN FAVOR

         Our board of directors has determined that approval of the reverse split, increase in authorized capital and name change are in the best interests of the company and our shareholders. Accordingly, the board has unanimously approved the proposals and recommends that the shareholders who choose to attend the meeting vote in favor of these matters as well.

         Certain officers, directors and affiliates of the company who beneficially own an aggregate of approximately 35.4% of the outstanding votes have indicated that they intend to vote in favor of each of the proposals discussed herein.

                                THE REVERSE SPLIT
                                 (Proposal 1(a))

INTRODUCTION

         On July 12, 2001, our board of directors approved a proposal to effect a reverse split of our common stock, subject to the approval of our shareholders. The reverse split, if approved, would combine our outstanding common stock on 1 for 4 basis. In other words, once the reverse split takes place, every 4 shares of common stock that you hold will be combined into 1 share. Your percentage ownership in the company and relative voting power will remain essentially unchanged.

         The reverse split will not affect the number of shares of preferred stock outstanding, but the terms of our Series B and Series C Preferred Stock provide for a reduction in the conversion ratio in proportion to the reverse split ratio. Accordingly, shares of Series B and Series C Preferred Stock which are currently convertible into 125 shares of common stock each, will be convertible into approximately 31.25 shares of common stock following the reverse split. Each Series B and Series C Preferred Stock holder's conversion rights and proportional voting power will remain effectively unchanged.

REASONS FOR THE REVERSE SPLIT

         We expect that we will have to raise additional equity capital in the near future in order to finance the development and growth of our business. We cannot promise that any offering of our securities will take place or will be successful, but we believe that reducing the number of outstanding shares and increasing the number of authorized and unissued shares will make our capital structure more attractive to potential investors and provide us with greater flexibility in structuring financings and pursuing other corporate development opportunities.

         Further, we believe that our current low stock price negatively affects the marketability of our existing shares and our ability to raise additional capital. Although we cannot guarantee it, we assume that the reverse split will increase the market price of our stock in a direct inverse proportion to the reverse split ratio. Finally, we are hopeful that the reverse split and the resulting anticipated increased price level will encourage interest in our common stock and possibly promote greater liquidity for our shareholders. Again, however, we cannot guarantee that this will be the case or, indeed, that any of the foregoing hoped-for effects will result from the reverse split.

CERTAIN EFFECTS OF THE REVERSE SPLIT

         The relative voting and other rights of holders of the common stock will not be altered by the reverse split, and each share of common stock will continue to entitle its owner to one vote. As a result of the reverse split, the number of shares of common stock presently outstanding will be consolidated. No fractional shares will be issued in connection with the reverse split. Instead, fractional shares will be rounded up and one whole share will be issued. We expect that most shareholders will receive one additional share of common stock, but we do not anticipate that this will materially affect any shareholder's proportional interest. We do not anticipate that the reverse split will result in any material reduction in the number of holders of common stock.

         The reverse split may result in some shareholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in round lots of even multiples of 100 shares.

         The reverse split will not affect the company's stockholders' equity as reflected on our financial statements, except to change the number of issued and outstanding shares of common stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Following is a summary of the material anticipated federal income tax consequences of the proposed reverse split. This summary is based upon existing law which is subject to change by legislation, administrative action and judicial decision, and is necessarily general. In addition, this summary does not address any consequence of the reverse split under any state, local or foreign tax laws. Accordingly, this summary is not intended as tax advice to any person or entity, and we advise you to consult with your own tax advisor for more detailed information relating to your individual tax circumstances.

         We understand that the reverse split will be a "recapitalization" under applicable federal tax laws and regulations. As a result of such tax treatment, no gain or loss should be recognized by the company or our shareholders as a result of the reverse split or the exchange of pre-reverse split shares for post-reverse split shares. A shareholder's aggregate tax basis in his or her post-reverse split shares should be the same as his or her aggregate tax basis in the pre-reverse split shares. In addition, the holding period of the post-reverse split shares received by such shareholder should include the period during which the pre-reverse split shares were held, provided that all such shares were held as capital assets in the hands of the shareholder at the time of the exchange.

EFFECTIVE DATE OF THE REVERSE SPLIT

         If the proposal is approved by the shareholders, the reverse split will become effective after we file an amendment to our Certificate of Incorporation with the Secretary of State of Delaware. We anticipate that this will take place on or about August ___, 2001. Upon filing the amendment, all of our outstanding common stock will be converted into new common stock in accordance with the reverse split ratio described above. After the reverse split is effective, certificates representing shares of pre-reverse split common stock will be deemed to represent only the right to receive the appropriate number of shares of post-reverse split common stock.

EXCHANGE OF CERTIFICATES

         You are not being asked to exchange your certificates at this time, however you are entitled to do so after the reverse split takes place if you wish by contacting our transfer agent. Otherwise, certificates representing pre-reverse split shares will be exchanged for certificates reflecting post-reverse split shares at the first time they are presented to the transfer agent for transfer.

RIGHT TO ABANDON REVERSE SPLIT

         Although we do not anticipate doing so, we may abandon the proposed reverse split at any time prior to its effectiveness if our board of directors deems it advisable to do so. Any decision as to the appropriateness of the reverse split will be made by solely our board of directors and will depend upon numerous factors including the future trading price of our stock, the growth and development of our business and our financial condition and results of operations.

VOTE REQUIRED

         We are required to obtain the affirmative vote of at least a majority of the voting shares that are present or represented at the meeting in order to effect the reverse split. Certain officers, directors and affiliates of the company who beneficially own an aggregate of approximately 35.4% of the outstanding votes have indicated that they intend to vote their shares in favor of the reverse split.

                      INCREASE IN AUTHORIZED CAPITAL STOCK
                                 (Proposal 1(b))

         On July 12, 2001, our board of directors approved a proposal to increase our authorized capital stock to 50 million shares of common stock and 5 million shares of preferred stock. As of July 19, 2001, we had 15 million shares of authorized common stock, all of which was issued and outstanding. As of the same date, we had 1 million shares of authorized preferred stock, of which 674,264 shares of Series B Preferred Stock was issued and outstanding and 64,000 shares of Series C Preferred Stock was issued and outstanding.

         Our board of directors believes that it is advisable and in the best interests of the company to have available additional authorized but unissued shares of common stock in an amount adequate to provide for our future needs. The additional shares will be available for issuance from time to time by us in the discretion of the board of directors, normally without further stockholder action (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by stock exchange rules), for any proper corporate purpose including, among other things, future acquisitions of property or securities of other corporations, stock dividends, stock splits, convertible debt and equity financing.

         Except for the outstanding convertible preferred stock, stock options and warrants, we have no present commitments for the issuance or use of the proposed additional shares of common stock or preferred stock. However, our board of directors believes that if an increase in the authorized number of shares of common stock were to be postponed until a specific need arose, the delay and expense incident to obtaining the approval of our stockholders at that time could significantly impair our ability to meet financing requirements or other objectives.


               NAME CHANGE TO GLOBAL SPORTS & ENTERTAINMENT, INC.
                                 (Proposal 1(c))

         On July 12, 2001, our board of directors approved a proposal to change our corporate name to "Global Sports & Entertainment, Inc.," subject to the approval of the shareholders.

VOTE REQUIRED

         We are required to obtain the affirmative vote of at least a majority of the voting shares that are present or represented at the meeting in order to change our name. Certain officers, directors and affiliates of the company who own an aggregate of approximately 35.4% of the outstanding votes have indicated that they intend to vote their shares in favor of the proposed name change.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth certain information with respect to beneficial ownership of our stock as of July 20, 2001 by:

         o persons known by us to be the beneficial owners of more than five percent of our issued and outstanding common or preferred stock;

         o        each of our executive officers and directors; and

         o        all of our officers and directors as a group.

         The information provided reflects projected ownership of common stock assuming that all outstanding shares of Series B and Series C Preferred Stock have been converted into common stock and the proposed 1 for 4 reverse split has been effected. Accordingly, percentages are computed using a denominator of 26,820,750 shares of common stock outstanding.

                                                                      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER      NUMBER OF SHARES (1)          CLASS
---------------------------------------- ------------------------ --------------

Wayne Allyn Root                                4,126,200               15.4%
5092 S. Jones Boulevard
Las Vegas, Nevada  89119

Douglas R. Miller                               3,625,408(2)            13.5%
5092 S. Jones Boulevard
Las Vegas, Nevada  89119

Thomas G. Muehlbauer                            1,739,003                6.5%
5092 S. Jones Boulevard
Las Vegas, Nevada  89119

Kerlee Inter Vivos Trust                        3,625,408(2)            13.5%
5092 S. Jones Boulevard
Las Vegas, Nevada  89119

Hadfield Jackson                                3,130,206               11.7%
5092 S. Jones Boulevard
Las Vegas, Nevada  89119

Trilium Holdings Ltd.                           4,000,000(3)            13.9%
Charlotte House
Charlotte Street
Nassau, Bahamas

All officers and directors as a group           9,490,611               35.4%
(3 persons)

----------------------------------------
(1)      Figures are approximate due to rounding.
(2) Represents shares held in the record name of the Kerlee Inter Vivos Trust. Douglas R. Miller is a beneficiary of the Kerlee Inter Vivos Trust.
(3) Includes 2,000,000 common shares underlying presently exercisable warrants.

                                 RECENT CHANGES

CHANGE IN CONTROL

         On July 11, 2001, Global Sports & Entertainment, Inc., a Delaware corporation ("Global Sports"), and TurfClub.com, Inc., a California corporation ("TurfClub"), completed a reverse acquisition of Imsco pursuant to which Imsco acquired all of the outstanding shares of Global Sports and TurfClub stock in exchange for a controlling interest in Imsco (the "Reorganization"). Pursuant to an Agreement of Plan of Reorganization dated July 6, 2001, we issued to the shareholders of Global and TurfClub a total of 669,464 shares of our Series B Preferred Stock. Concurrent with the closing of the Reorganization, we closed the private placement sale of 64,000 units, each unit consisting of one share of our Series C Preferred Stock and one warrant to purchase an additional Series C Preferred share, for $1,500,000. In connection with the Reorganization, we issued 4,800 shares of its Series B Preferred Stock to an unaffiliated party in payment of a broker's commission.

         Each share of the our Series B and Series C Preferred Stock is convertible into 125 shares of our common stock. We intend to seek shareholder approval of (i) an increase in our authorized common stock to 50 million shares and preferred stock to 5 million shares, (ii) a 1 for 4 reverse split of our outstanding common shares, and (iii) a change in our corporate name to "Global Sports & Entertainment, Inc." Upon the effectiveness of the increase in our authorized common stock and reverse split, the shares of Series B Preferred Stock issued to the former shareholders of Global Sports and TurfClub shall automatically convert into a total of 20,920,750 shares (as adjusted for the split) of our common stock, and the outstanding Series C Preferred Stock shall be convertible, at the holder's option, into a total of 2,000,000 shares (as adjusted for the split) of our common stock.

         In connection with the Reorganization, all of our pre-Reorganization officers and directors resigned and Wayne Allyn Root, Douglas R. Miller and Thomas G. Muehlbauer were appointed as directors of the company. Mr. Root was also appointed to serve as our Chairman of the Board and Chief Executive Officer, Mr. Miller was appointed to serve as our President and Chief Operating Officer. Mr. Muehlbauer was appointed to serve as our Chief Financial Officer and Executive Vice President.